Exhibit 99.1

MEMORANDUM

DATE	January 22, 2021

TO	Apollo Conflicts Committee

FROM	Dechert LLP

RE	Investigation Of Epstein/Black Relationship And Any Relationship Between Epstein and Apollo Global Management, Inc.

In October 2020, the Conflicts Committee of Apollo Global Management, Inc. (“Apollo”) retained Dechert LLP (“Dechert”) as independent counsel to conduct a thorough investigation into (1) the relationship between Leon Black (“Black”) and Jeffrey Epstein (“Epstein”), including any financial, business or personal dealings between Black and any Black affiliate, on the one hand, and Epstein and any Epstein affiliate on the other; (2) any work performed for, or services rendered to, Black or any Black affiliate by Epstein or any Epstein affiliate; (3) the financial or other relationship, if any, between Apollo or any Apollo affiliate, and Epstein and any Epstein affiliate, including without limitation, any financial or other dealings between them; and (4) any statements made by or on behalf of Black or Apollo referring, relating to or characterizing either Black’s or Apollo’s relationship with Epstein. The Committee placed no restriction on Dechert’s investigation. This memorandum summarizes Dechert’s findings.

I.	EXECUTIVE SUMMARY

Over the past three months, Dechert has reviewed over 60,000 documents obtained from Black, Apollo, Elysium Management LLC (Black’s “Family Office”), and Paul, Weiss, Rifkind, Wharton & Garrison LLP, outside legal counsel to Black and the Family Office (“Paul Weiss”). Such documents include emails, text messages, banking statements, and other forms of communication. Potentially relevant documents were collected from Apollo for current and former employees of Apollo dating back to 1998 as well as for all current and former employees of the Family Office, including from the inception of the Family Office and prior to implementation of the separate Family Office (Elysium) email address. Text messages were also collected from Black’s cell phone.

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Dechert was assisted in its document collection efforts by Paul Weiss, as well as by Apollo’s legal counsel for the purpose of this investigation, Milbank LLP (“Milbank”).1 Both Paul Weiss and Milbank fully cooperated in the investigation and agreed to provide every category of documents that Dechert requested. Paul Weiss and Milbank also assisted Dechert in providing access to not only materials but also various witnesses thought to be relevant to the investigation.

Specifically, Dechert interviewed more than 20 witnesses (some more than once), including Black, current and former Apollo employees, the co-founders of Apollo, current and former Family Office employees, and current and former legal counsel to obtain their recollection of events that may have been relevant to Dechert’s investigation. With only one exception, Dechert interviewed every witness that it had requested; that witness, a former employee of the Family Office, declined to participate in the investigation but is not believed to have any additional information likely to be material to the investigation. Based on Dechert’s thorough review of the documents and witness testimony, Dechert has made the following findings, each of which is set out in more detail below:

1.

Dechert has seen no evidence that Black or any employee of the Family Office or Apollo was involved in any way with Epstein’s criminal activities at any time. There is no evidence that Epstein ever introduced Black, or offered to introduce Black, to any underage woman.

2.

Black and others at Apollo and the Family Office were aware that Epstein had been convicted in 2008 for the charges of solicitation of prostitution and procuring a person under 18 for prostitution. There is no evidence suggesting knowledge of any other of Epstein’s criminal activity or the scope and details of such activity, at any time prior to such activities being publicly

[1]	Paul Weiss has previously served as outside legal counsel to Apollo but did not do so for the purposes of this investigation.

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reported in late 2018 and culminating with Epstein’s arrest in July 2019. When Black first retained Epstein, he believed that Epstein had served his time for the originally charged offenses and believed that it was not inappropriate to give Epstein a second chance, as many other prominent figures in business, science, politics and academia had done.

3.

From approximately the mid-1990’s to 2018, Black had a social relationship with Epstein, and from 2012 to 2017, Epstein provided professional services to Black as well. There is no evidence that Black paid Epstein for any services after April 2017, although the two men did continue to communicate until October 2018. Professionally, Black retained Epstein to advise Black and the Family Office on a variety of topics related to trust and estate planning, tax issues, philanthropic endeavors, and the operation of the Family Office. Socially, Black was friendly with Epstein and confided in Epstein regarding personal matters. Epstein would, at times, allude to their personal relationship when attempting to negotiate aspects of their business relationship, but Dechert has seen no evidence suggesting that either their professional or personal relationships ever touched upon Epstein’s criminal activities or any other illegal activity.

4.

Epstein regularly advised Black on a variety of issues related to trust and estate planning, tax, philanthropy, and the operation of the Family Office. Although witnesses agreed that: (a) not all of Epstein’s advice was useful and (b) Epstein was generally a disruptive and caustic force within the Family Office, many witnesses believed that Epstein had creative ideas that no other advisor had proposed and would push Family Office employees to achieve greater performance than they might have achieved on their own. As a result of Epstein’s work, Black believed, and witnesses generally agreed, that Epstein provided advice that conferred more than $1 billion and as much as $2 billion or more in value to Black.

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5.

Black compensated Epstein for his work in amounts that were intended to be proportional to the value provided by Epstein. Those payments for work performed over the period 2012 through 2017 totaled $158 million. In 2013, payments were memorialized in signed and unsigned agreements. After that point, payments were made on an ad hoc basis based on Black’s perceived value of Epstein’s work. Dechert has seen no evidence suggesting that Black ever compensated Epstein for any service other than Epstein’s legitimate advice on trust and estate planning, tax issues, issues relating to artwork, Black’s airplane, Black’s yacht, and other similar matters, philanthropic issues, and the operation of the Family Office. Moreover, such advice was vetted consistently by Black’s other advisors, including Family Office employees, Paul Weiss, and other outside legal, accounting and tax professionals.

6.

Beginning in 2016, Black and Epstein’s professional and personal relationship deteriorated over a payment dispute that had long been brewing, with Black refusing to pay Epstein tens of millions of dollars that Epstein believed he had earned. Black’s last payment to Epstein was made in April 2017; in 2018, Epstein repaid a portion of two loans that were outstanding to Black but never repaid the balance. Black and Epstein ceased communications in or around the fall of 2018, prior to the renewed public revelations of Epstein’s conduct and Epstein’s arrest and suicide.

7.

Epstein and his entities did not invest in any Apollo-managed funds. However, in 2011, one of Epstein’s entities, Financial Trust Company, purchased 263,257 shares of Apollo’s stock in its initial public offering. Those shares appear to have later been transferred to a second Epstein entity, Southern Financial LLC, and appear to have been held through at least September 2019. Aside from this stock purchase, and the tangential matters described below, Dechert has seen no evidence of Epstein or any Epstein entity having any relationship with Apollo or any Apollo-managed fund.

8.

Epstein made repeated efforts to ingratiate himself with other senior executives at Apollo and appears to have relied on Black to help him make those introductions. Despite these efforts, Dechert has seen no evidence of any other Apollo executive ever retaining Epstein for his services.

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II.	BLACK AND EPSTEIN DEVELOP A

PERSONAL AND THEN A BUSINESS RELATIONSHIP

Black was introduced to Epstein in the mid-1990’s by a mutual friend. Following the introduction, they grew to know each other better and developed a personal relationship. While Black and Epstein discussed estate planning, philanthropy, and related issues over the years, Black did not engage Epstein to provide him with any services until 2012. Initially, Black viewed Epstein as someone who was very intelligent and knowledgeable regarding issues relating to estate planning and taxation. Black also was impressed by Epstein’s connections to many prominent figures in business, politics, and science. Epstein spoke knowledgeably about scientific innovation and technology. He introduced Black to well-regarded researchers at Harvard University and the Massachusetts Institute of Technology and encouraged Black to donate to charitable causes that supported scientific development. In 1997, Black appointed Epstein as one of the initial directors of the Black Family Foundation, which was established for the purpose of facilitating contributions by Black and his family to philanthropic endeavors. Black was further impressed when he learned that David Rockefeller had appointed Epstein as a director to the Board of Rockefeller University. This appointment was consistent with Black’s understanding that Epstein was extremely knowledgeable about science and technology, as well as a strong proponent of scientific research and development.

In the mid-1990’s, Black’s business and net worth were growing and his children were young so Black was less focused on matters related to estate planning. Although he may have discussed such matters with Epstein, such discussions were peripheral at the beginning of their relationship. As the importance to Black of effective tax and estate planning grew over time in the 2000’s, Epstein eventually recommended that Black retain the services of a particular trusts and estate attorney from a prominent law firm. That attorney was primarily responsible for Black’s trust and estate planning until approximately 2012 or 2013, when Epstein started to take a more active role.

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In mid-2007, Epstein resigned from the Black Family Foundation. However, due to an oversight, the IRS Form 990s filed for the Black Family Foundation during the period 2008-2012 failed to reflect his resignation. Following discovery of the error in or around 2013, the Black Family Foundation issued a confirmation of his earlier resignation.

In 2008, Epstein pled guilty in Florida to two felony offenses: procuring a person under the age of 18 for prostitution and solicitation of prostitution. As a result, he received a 13-month sentence, the majority of which was spent on work release, and one year of house arrest before being released in August 2010. Black was aware of Epstein’s guilty plea and understood from Epstein that these offenses arose out of a single instance in which Epstein had received a massage from a 17 year old prostitute. According to Black, Epstein had told him that the woman had shown Epstein false identification suggesting that she was not underage. Black had no client relationship with Epstein at the time.

Black formed the Family Office in 2008 to better manage his finances, trusts, and estate planning. At its inception, the Family Office included only a single employee, but it gradually grew over time as Black hired additional management, legal counsel, and staff. By 2014, the Family Office had approximately 10 employees.

Following Epstein’s prison sentence, Black believed that Epstein had served his time and that it would not be inappropriate to maintain a personal and professional relationship with Epstein. This decision appears to have been informed by at least three factors. First, Black believed that the severity of Epstein’s offenses was limited to a single instance of soliciting a 17 year old prostitute that Black believed Epstein had mistakenly understood was older. Second, numerous prominent figures, including CEOs, banking institutions, leading figures in technology, science and business, diplomats, and Nobel Laureates, continued to maintain social and business relationships with Epstein. Third, Black describes himself as someone who believes in rehabilitation, and in giving people second chances. Based on this belief, he has maintained relationships with other notable figures in the business world, such as Michael Milken and Martha Stewart, who have spent time in prison.

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Black agrees, in hindsight, that he should not have given Epstein a second chance and that he would not have done so if he had known more about Epstein’s criminal activity. Dechert has not found any evidence to suggest that Black, during the period of their relationship, knew anything about Epstein’s criminal activity aside from the one instance described above, to which Epstein had admitted when he pleaded guilty in 2008.

In 2012, Epstein and Black began to discuss a business arrangement pursuant to which Epstein would advise Black and the Family Office on trust and estate planning, tax issues, philanthropic issues, and the operation of the Family Office. The terms of this arrangement, a description of the work provided, and a summary of the payments for this work are set forth below. Black and Epstein’s relationship deteriorated between 2016 and 2018 over a dispute that had long been simmering regarding payment for Epstein’s work, which also is described in more detail below. Black severed all ties with Epstein in approximately October 2018.

Throughout Epstein and Black’s relationship, Black viewed Epstein as a friend worthy of his trust. They attended social events together, Black confided in Epstein on personal matters, and Black introduced Epstein to his family. Black regularly visited Epstein’s townhouse in New York to either discuss business or to meet other prominent guests who were visiting Epstein, including well known businessmen, political figures, diplomats, scientists and celebrities. In general, one-on-one breakfast meetings between Black and Epstein would be more common for business meetings, whereas afternoon meetings with other guests would be more common for social visits.

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Regarding travel, Black and his wife briefly visited Epstein at his residence in Paris for drinks on a single occasion. Black and his wife also visited Epstein at his property in Santa Fe on a single occasion, while Black and his wife were on their way to California on Black’s personal airplane.2 Black also briefly visited Epstein in Florida on one or two occasions. Black recalls visiting Epstein’s island in the Caribbean on two occasions and was accompanied by his wife and one or more of his children on both. Black never spent the night at any property owned by Epstein. Black only recalls flying on Epstein’s private airplane on a single occasion, when he and one or more of his children went to meet with professors at academic institutions in the Boston area.

Black viewed Epstein as a confirmed bachelor with eclectic tastes, who often employed attractive women. However, Black did not believe that any of the women in Epstein’s employ were underage. Black has no recollection of ever seeing Epstein with an underage woman at any time.

Black stated that he was repulsed by the details of Epstein’s crimes that were published in late 2018 and regretted ever having worked with Epstein. Other witnesses agreed that Black was shocked when the allegations became public. Some witnesses noted specifically that they did not believe Black would have allowed Epstein to be introduced to Black’s wife and children if Black had had any suspicion that Epstein had done anything inappropriate or illegal with girls or young women.

III.	EPSTEIN PROVIDED SUBSTANTIAL

VALUE TO BLACK AND THE FAMILY OFFICE

Many witnesses believed Epstein provided significant value to Black and the Family Office in the areas of estate and tax planning. Although witnesses had different opinions about the extent of Epstein’s value on specific projects, it was generally agreed that Epstein was an active participant who provided unique solutions to several issues raised in the Family Office. Dechert found support for this in its document review: Epstein communicated often with members of the Family Office, proposed distinct solutions to issues raised, and provided specific feedback with regard to works in progress. Other Black

[2]	At Epstein’s request, Black and his wife provided transportation from Santa Fe to California on Black’s plane to two or more of Epstein’s adult guests in Santa Fe.

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advisors, including employees of the Family Office, Paul Weiss, and other outside accountants, lawyers and tax professionals would vet his ideas, and he would regularly challenge them to think outside the box as well as to defend their positions from both a legal and pragmatic standpoint. In short, there is no question that Epstein performed substantive work for Black and that Black genuinely believed that Epstein was extremely smart, capable, and saved him substantial amounts of money.

In addition, Epstein helped manage, and provided oversight to, the Family Office between late 2012 and 2017. In that capacity, he worked on a variety of projects. Witnesses described the following as being the most significant projects during Epstein’s tenure, although there were a number of other estate and tax-related projects and issues with which Epstein was involved during this time period.

A. 2006 Grantor Retained Annuity Trust (“GRAT”)

There was a consensus among witnesses that Epstein offered a unique solution to a potential estate planning problem that arose out of a trust known as the 2006 Grantor Retained Annuity Trust (“2006 GRAT”). Many witnesses opined that this solution – which Epstein offered in the beginning of Black and Epstein’s working relationship in late 2012 – was the most valuable piece of work Epstein provided Black.

A GRAT is an estate planning mechanism that allows a grantor of a trust to transfer to his or her beneficiaries that portion of the assets contributed to the trust that have appreciated in excess of an assumed growth rate set by the Internal Revenue Service (“IRS”). If done properly, the assets should be transferred out of the estate without gift or estate tax liability. The grantor retains the right to receive a series of annuity payments from the GRAT for a specified period of time. Each annuity payment is based on a percentage of the fair market value of the assets transferred to the GRAT at the time of transfer.

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Black was interested in establishing GRATs because they would allow him to transfer certain assets outside of his taxable estate as well as to accomplish other financial and estate planning objectives. Originally, the 2006 GRAT was established by Black’s former trusts and estates attorney who had been recommended to Black by Epstein. However, it appears that because of the way the 2006 GRAT had been structured,3 there was a serious risk that, absent additional action, the GRAT would carry a future risk of a large estate tax assessment and thus would not perform as Black understood it would. Both a former Family Office employee and outside counsel agreed that, at the time the issue was identified, the estate tax would have been around $500 million. Witnesses differed on what the value of the estate tax would have been today or in the future if the issues had not been resolved, but they believed the estate tax liability could have been as much as $1 billion or more.

Once the potential issues were identified, Black and his advisors attempted to find a way to resolve them. Although Family Office employees and outside counsel offered various solutions, all witnesses agreed that Epstein proposed the best and most creative solution to the problem. Epstein approached Black with his solution – which Epstein asserted was proprietary – and Black agreed to pay Epstein to implement this solution. Outside legal counsel described the solution as a “grand slam” and one that met all of Black’s financial and estate planning goals.

By solving an estate tax problem potentially worth at least $500 million, and possibly substantially more, Epstein contributed significant value to Black and his estate. This was the first project that Epstein worked on for Black and Epstein’s success on this project appears to have validated Black’s trust in him and strongly influenced Black’s decision to continue to use Epstein’s services going forward.

B. Step-Up Basis Transaction

Beginning in fall 2015, Epstein also appears to have provided significant value to a subsequent transaction that addressed certain loans between Black and certain family trusts for the purpose of achieving a potential tax benefit for Black’s children. Although witnesses were less certain of the specific

[3]

Witnesses differ as to whether an issue with the GRAT had been discussed at the outset, or was only later appreciated or identified; regardless, the issue became apparent to Black, Epstein, and Black’s other advisors at or around the time Epstein first began providing his services to Black.

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value of this transaction because the extent of savings was not likely to be known until the future, witnesses agreed that this transaction provided significant value. Epstein estimated that this transaction had saved $600 million in value and Black appears to have agreed with that estimate. Outside counsel stated that this was a complicated transaction that took approximately nine months to plan and execute.

Witnesses noted that there was a dispute following this transaction over whether Epstein had come up with the idea for this transaction on his own or if the transaction had first been proposed by outside counsel. Outside counsel stated that this transaction did not originate from Epstein but that Epstein had nevertheless played an instrumental role in completing it. The extent of Epstein’s role in this transaction led to a dispute over Epstein’s fees, which is described more fully below.

C. Other Estate Planning Advice

Leveraging his success on the GRAT issue, Epstein continued to provide ongoing advice on a variety of issues regarding Black’s estate. This general estate planning advice touched on many different subjects, including providing further advice and planning with respect to various trusts, generation planning, establishing additional GRATs, tax planning, enhancing the Family Office (which, until that time was, by all accounts, inadequate to handle Black’s growing estate), and preparing detailed “fire drill” plans that would test how Black’s estate would be treated in multiple different scenarios based on a variety of assumptions regarding timing of death, price of Apollo stock and other variables. Witnesses, including outside counsel, remarked that, despite Epstein’s lack of formal training in law or accounting, his fire drill plans were more detailed and comprehensive than any similar plans they had seen prepared for other clients.

In describing Epstein’s contributions to Black’s estate planning and other advice, witnesses had varying opinions on the value of Epstein’s work. Epstein put forth a variety of ideas on many different tasks by circulating lengthy lists of ideas that he thought should be pursued. Many of those ideas would appear plausible at face value, but did not hold up under scrutiny. Witnesses, including Black, believed that part of the challenge of working with Epstein was separating the good ideas from the bad ones. There was a general consensus that some of Epstein’s ideas were uniquely creative and useful, while others were unremarkable or not viable.

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One area where witnesses believed Epstein provided value to Black’s estate included being able to motivate Black to concentrate on certain Family Office issues in a way that others could not. Epstein played an active role in convincing Black to bring Black’s family members into the conversation about estate planning, trust formation, and philanthropy. As confirmed by both witnesses and the documentary evidence, Epstein played a central role in meeting with Black’s family and explaining to them how Black’s estate was organized and to encourage them to be more engaged in the planning process and philanthropy.

D. Tax Planning, Compliance And Audit Advice

Although Epstein had no formal tax training, witnesses agreed that he was very knowledgeable on a variety of issues relating to tax planning, tax compliance, and managing and responding to audit inquiries from taxing authorities. Both witness testimony and the documentary record confirm that Epstein played an important role in resolving a number of potentially significant tax-related issues for Black during the time period 2013 through 2017, which included, among others: (1) addressing an IRS audit letter relating to the 2013 tax year; (2) planning and coordinating the submission of statements of reasonable cause for a series of tax years to address an apparent failure to file certain tax forms, including IRS Forms 8865, relating to Black’s interests in BRH Holdings L.P., a partnership through which Black and the other Apollo co-founders hold their ownership interests in Apollo and related foreign partnerships; (3) addressing an IRS audit letter regarding Black’s 2012 tax filings, including interfacing with the IRS to achieve a positive resolution; and (4) advising on tax matters related to Phaidon, a UK publishing entity that Black had acquired and that had a particularly complex organizational structure. Epstein would not draft materials related to tax issues on his own, but he would make suggestions, provide criticism, and generally manage the process for addressing tax concerns as they arose.

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E. Epstein’s Other General Advice

Epstein also appears to have provided substantive advice to the Family Office on myriad esoteric issues, which included (i) managing Black’s artwork, (ii) advising on issues relating to Black’s yacht, and (iii) advising on issues relating to Black’s airplane. While witnesses had differing opinions on the precise value added, there was general consensus that Epstein would get into the weeds on obscure issues about which otherwise highly competent Family Office employees were not knowledgeable, such as aspects of specific regulations governing airplane usage, and frequently provided valuable assistance.

1. Managing Black’s Artwork

Family Office witnesses generally agreed that Epstein advised Black in a few areas related to Black’s artwork, including: (i) the formation of a new art partnership, (ii) the contested ownership of a Picasso sculpture, (iii) Black’s art loans, (iv) like-kind exchanges, and (v) obtaining a potential advisory opinion from the New York State Department of Taxation and Finance regarding a contemplated transaction involving Black’s art. The value provided from each project differed depending on the project. Although Family Office employees generally agreed that Epstein was not an expert in art management or art law, witnesses also opined that he was helpful in the formation of the art partnership and was fairly involved in assisting Black in connection with the sale of certain pieces of artwork.

2. Advice Regarding Black’s Yacht

Witnesses confirmed that Epstein advised Black on the management of Black’s yacht. One witness said that Epstein was involved with Black’s initial purchase of his yacht, which involved assisting in structuring the entity that owned the vessel and moving it. Another witness recalled Epstein advising Black on how to charter the vessel. A third witness said Epstein generally flagged issues regarding the vessel, but Epstein did not get into the nuances of managing and advising on tax structuring relating to the vessel. As such, it appears Epstein’s involvement in yacht-related items varied depending on the specific project.

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3. Advice Regarding Black’s Airplane

Family Office employees opined that Epstein was very knowledgeable about selling and purchasing airplanes, the organization of airplane entities, and the relatively complex and obscure regulations and requirements applicable to airplane usage. Witnesses confirmed that Epstein added value in the restructuring of airplane entities and advising on the certification of the airplane. One Family Office employee recalled that an airplane broker was not pleased when Epstein got involved in the negotiation for an airplane purchase because the broker knew Epstein was sophisticated when it came to airplanes and that it would be hard to negotiate against Epstein. Although the Family Office regularly vetted Epstein’s views and advice with outside counsel, Family Office employees agreed that Epstein often pointed Black in the right direction regarding airplanes. There thus appears to be a general consensus that Epstein’s input regarding a range of issues pertaining to airplanes was valuable to Black.

F. Improving The Family Office

In addition to assisting on specific projects, Epstein also played an important role in developing, managing and improving the Family Office, improving recordkeeping, and locating misplaced assets. Witnesses agreed that in 2012, when Epstein began working for Black, the Family Office was ill-equipped to manage Black’s growing estate at the sophisticated and expert level that Black expected and needed. Epstein appears to have taken the reins in developing the Family Office by extensively reviewing its operations, advising on personnel changes, including interviewing candidates for employment and recommending terminations of those he felt were inadequate performers, and consistently pushing the employees to improve the quality of their work. Family Office employees were instructed to run most decisions relating to tax and estate planning by Epstein so that he could provide comments and criticism. Several contemporaneous emails from Epstein describe an effort to develop the Family Office to a point where it could operate autonomously. Epstein would liken the Family Office to a house, for which he would play the role of architect.

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By all accounts, Epstein was a strict taskmaster who could be difficult to work with. Epstein was often quick to criticize Family Office employees and had a habit of overdramatizing even minor perceived errors. At the same time, Epstein would seek to take credit for good ideas, regardless of his level of involvement, which likely was intended to bolster his perceived value to Black. As a result of these actions, some witnesses described a toxic and destructive work environment under Epstein. That being said, several witnesses agreed that the pressure that Epstein exerted upon the employees did drive an improvement in their performance.

Black also found Epstein difficult to work with and would often grow frustrated with the frequency and length of Epstein’s communications, in which he would identify long lists of perceived issues and problems within the Family Office. Black knew Epstein was greedy and a self-promoter and was likely attempting to prove his own value. At the same time, Black also felt that Epstein was identifying genuine issues that needed to be resolved. As their business relationship continued, Black wanted to “wean” the Family Office off Epstein so that he was less reliant on Epstein’s services, but Black found it difficult to do so because, from Black’s perspective, Epstein was identifying and solving significant issues that were not being addressed by other employees or advisors. As Black explained, he was annoyed by how often Epstein would complain about the “cavities” that Epstein was finding in Black’s “mouth” (the Family Office), but, at the same time, they were all “real cavities” that needed to be filled.

Thus, although Epstein’s management style made him difficult to work with, and in many ways an overly demanding overseer of the Family Office, there appears to be general agreement that Epstein played an important role in driving excellence and developing the Family Office in the period from 2012 to 2017.

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IV.	BLACK COMPENSATED EPSTEIN BETWEEN 2013 AND 2017 FOR EPSTEIN’S BONA

FIDE PROVISION OF TAX, ESTATE PLANNING AND OTHER RELATED SERVICES

With the assistance of legal counsel, Epstein and Black negotiated a written service agreement that was drafted by Black’s counsel and signed on February 13, 2013. Under this agreement, which was entered into between Black and Southern Trust Company, Inc., an Epstein affiliate, Epstein agreed to provide “services deemed appropriate by [Epstein] and Mr. Black in connection with” “estate planning matters in respect of Mr. Black’s assets and estate.” Those services included Epstein’s work on the resolution of the complex 2006 GRAT issue starting in 2012. Although Epstein represented to Black that he generally charged clients $40 million per year for his advice, Epstein agreed to provide this initial work for $23.5 million, which was expected to be made in two installment payments occurring in 2013. Both of these payments were made to Southern Trust Company, Inc.: the first payment of $15 million was made on February 15, 2013, and the second payment of $8.5 million was made on October 15, 2013.

Given Epstein’s success on the GRAT issue, Black and Epstein appear to have reached agreement on a second service contract in around May 2013 containing a similar description of the scope of services to be rendered. It was also negotiated by legal counsel and multiple drafts were exchanged. Although this agreement appears never to have been signed, both Black and Epstein appear to have largely abided by the negotiated terms in 2013. Pursuant to this agreement, Epstein continued to provide additional advice to Black and the Family Office in 2013 and 2014. In exchange, Black agreed to pay Epstein $56.5 million in five installment payments over 2013 and 2014. Black made the first two installment payments in 2013, totaling $26.5 million, but the agreement appears to have been renegotiated in early 2014 to cover the outstanding balance plus additional amounts. The total amount paid in 2013 was $50 million.

Starting in 2014, Black began to pay Epstein for his ongoing services on an ad hoc basis, without negotiating written service agreements. In total, Black paid Epstein $70 million in 2014 and $30 million in 2015. Of these amounts, Black attributed $20 million to Epstein’s work on the step-up basis transaction and attributed the remainder to the various other matters including his advice about estate, tax planning, tax audits, and filings, managing Black’s artwork, Family Office management, and advice regarding Black’s yacht and airplane as set forth above.

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Black did not pay Epstein in 2016. In April 2017, he made a final payment to Epstein of $8 million, which appears to be attributable to certain tax advisory and compliance services provided by Epstein. From 2013 through 2017, Black was under the misconception that his payments to Epstein would be tax deductible (“sixty cent dollars”) because this is what Epstein had told Black. Thus, Black erroneously believed that all of the amounts he was paying to Epstein would be fully deductible on his tax returns.

Although Black appears to have paid Epstein specific amounts for Epstein’s work on the GRAT issue and the basis transaction, Black did not generally view the payments he was making to Epstein as compensation for specific tasks. Instead, Black viewed the payments as compensation for the overall value he believed Epstein was providing to him through Epstein’s advice on trust and estate planning, tax issues, philanthropic issues, and the operation of the Family Office. In this context, although not every one of Epstein’s ideas produced substantial value to Black, Black, as well as a number of witnesses, agreed that the value provided by Epstein to Black and the Family Office substantially exceeded the total compensation that Black paid to him. However, it is clear that the compensation paid by Black to Epstein far exceeded any amounts Black paid to his other professional advisors.

V.	BLACK LOANED $30.5 MILLION TO EPSTEIN

Separate from the payments made to Epstein or his entities between 2013 and 2017 for services rendered, Black made two loans to Epstein, for $22.5 million and $8 million, respectively, in early 2017. These two loans were negotiated and documented by legal counsel. The loans were structured as being made by BV70 LLC, an entity owned by Black, to Plan D LLC, an entity owned by Epstein. These loans were payable on demand from BV 70 LLC, were intended to be short-term loans and were made in connection with an art transaction involving Epstein.

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Black demanded repayment of the loans in full in early 2018. In response, Epstein repaid only $10 million of the outstanding amount. The remaining balance of the loans remained unpaid at the time of Epstein’s death, despite Black’s repeated demands for repayment in full during 2018.

VI.	BLACK AND EPSTEIN MADE CHARITABLE DONATIONS AT EACH OTHERS’ REQUESTS

Throughout their relationship, Black and Epstein each donated to charitable causes and encouraged each other to donate to charitable causes. For example, on at least two occasions, Epstein made significant donations to the Melanoma Research Alliance, a charitable foundation established by Black and his wife, at Black’s request. Similarly, Black made donations at Epstein’s request to various scientific and charitable organizations, including the Massachusetts Institute of Technology, Harvard University, the Arizona State University Origins Project, and the Peace Initiative Foundation. Black also made a $10 million donation to Gratitude America in October 2015, which was a charitable organization affiliated with Epstein.4 Black felt comfortable making this donation because he understood that Epstein was a strong proponent of scientific innovation.

VII.	BLACK CUT TIES WITH EPSTEIN IN 2018 OVER A FEE DISPUTE

Black and Epstein’s relationship deteriorated between 2016 and 2018, largely as a result of a dispute over payment regarding the step-up basis transaction. There appears to have been an understanding between Black and Epstein that Epstein would be compensated for some portion of the value conferred from any idea that originated from Epstein. However, although witnesses agreed that Epstein had played an integral role in completing that transaction, there was a dispute over whether the idea for the transaction had originated with Epstein. Epstein claimed full credit for the transaction and demanded payment of $60 million, which would have been 10% of a perceived benefit of $600 million

[4]

Separate from this $10 million donation, Dechert’s investigation also found a letter from Gratitude America to Black on August 21, 2015 in which Gratitude America thanks Black for a $5 million donation. It was also confirmed in an email from Epstein to Black. However, Dechert did not find any document prepared by Black or the Family Office confirming this donation or any bank record reflecting such payment.

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that Epstein asserted the basis transaction had provided. Black’s legal counsel disputed Epstein’s assertions both that the idea had originated with Epstein and that the perceived savings could accurately be measured and quantified in advance. As discussed previously, Black agreed to pay Epstein $20 million rather than the $60 million demanded by Epstein.

Following that payment, Epstein sent numerous emails in 2016 and 2017 in which Epstein complained about the lack of further payment and attempted to pressure Black to provide greater compensation. Epstein’s communications on these issues were lengthy and often included unsubstantiated assertions regarding work Epstein had purportedly performed for Black, the value of that work, and agreements that had purportedly been made relating to compensation. Epstein’s communications also included extended warnings about a number of perceived issues affecting the Family Office and Black’s estate planning, coupled with assertions that Epstein no longer wished to play any role in resolving those issues. Epstein also would invoke his friendship with Black in those emails, including by referencing personal matters that Black had shared with Epstein in confidence, although there is no evidence that those matters had any relationship to any of Epstein’s criminal activity or to any of Black’s payments to Epstein.

Epstein’s efforts to push Black for additional compensation proved unsuccessful, with Black refusing to provide any additional payment in 2016 and agreeing to pay $8 million in 2017 to compensate Epstein for what appears to be work Epstein had performed relating to certain tax advisory and compliance advice. Both Epstein and Black repeatedly suggested throughout 2016 and 2017 that they should meet with legal counsel from Paul Weiss to address their payment dispute but such meeting did not occur until April 2018 largely because of delay caused by Epstein. The April 2018 meeting was demanded by Black after growing tired of Epstein’s constant pleas for additional compensation. At the meeting, Black gave his legal counsel and Epstein each an opportunity to demonstrate who had first come up with the idea for the step-up basis transaction; it appears that while Epstein had been instrumental in implementing and consummating the transaction, the idea was in fact originated by one of Black’s outside lawyers, and not Epstein. Black made no additional payments to Epstein following this meeting.

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Due to the above fee dispute, the difficulty of dealing with Epstein, Epstein’s failure to repay $20 million in loans and the realization that Epstein had mischaracterized his fees as being fully tax deductible, Black severed relations with Epstein by October 2018.

VIII.	PUBLIC STATEMENTS BY BLACK AND APOLLO

Black and Apollo have made several public statements about their relationship or lack thereof with Epstein. For example, following Epstein’s July 2019 arrest, on July 31, 2019, Black sent a letter to Apollo’s limited partners (the “July 31 Letter”). Black also made several statements to investors in quarterly calls. As part of Dechert’s review, Dechert sought to verify the accuracy of these public statements. Dechert has determined that the public messaging from Black and Apollo has been substantially accurate but, in two instances, may warrant additional context or clarification.

In the July 31 Letter, Black stated that “From time to time, Mr. Epstein provided professional services to my family partnership and related family entities, involving tax, estate planning, and philanthropic advice.”5 And in an Apollo earnings call on October 29, 2020, Mr. Black reiterated that Epstein provided “professional services to my family partnership and related family entities, involving [estate] planning, tax, structuring of art entities and philanthropic advice.” He further stated that Epstein’s “work extended over a period of six years from 2012 to 2017 and I paid him millions of dollars annually for that work.” Black further asserted that “There exists substantial documentary support for the services provided. All of Epstein[‘s] advice was vetted by the leading law firms, accounting firms and other professional advisors.”6 As detailed above, Dechert’s investigation has confirmed these statements to be true, based on both documentary support and the testimony of witnesses.7

[5]	This statement in sum and substance also appears in Black’s statement to Apollo employees, dated July 26, 2019, and in Apollo’s Q2 earnings call on July 31, 2019.
[6]	Transcript of October 29, 2020 Apollo Earnings Call at 7.
[7]

Black also stated in the July 31 Letter and elsewhere that on occasion, he had donated money to certain charitable organizations with which Mr. Epstein was affiliated, and that Epstein had made contributions to certain charitable organizations that were meaningful to Black. As detailed above, these statements are substantially consistent with Dechert’s findings.

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In the July 31 Letter, Black further stated that he “was completely unaware of, and am deeply troubled by, the conduct that is now the subject of the federal criminal charges brought against Mr. Epstein.”8 As detailed above, Dechert’s investigation has found nothing to contradict this statement. While Mr. Black was aware of Epstein’s guilty plea in 2008, he was unaware of the scope and extent of the criminal offenses that later surfaced publicly through media reports in 2018, and that culminated in Epstein’s arrest in July 2019, and suicide shortly thereafter.

In the July 31 Letter, Black also stated in pertinent part that: “Apollo never did any business with Mr. Epstein at any point in time9 [and] [n]either Mr. Epstein nor any company controlled by him has ever invested in any funds managed by Apollo.”10 He also stated that “Apollo does not have, and never has had, any relationship with Mr. Epstein.” Dechert has found no indication that Apollo ever retained Epstein for his services or that Epstein ever invested in an Apollo-managed fund, and thus Dechert’s review can confirm that these statements are accurate. That said, the phrases “never did any business with” and “does not have, and never has had any relationship with” are quite broad in scope. Dechert’s investigation has determined that Financial Trust Company, a company owned by Epstein, purchased 263,257 shares in Apollo during its initial public offering pursuant to a directed share offering program

[8]	See also Transcript of July 31, 2019 Apollo Earnings Call; Black statement to Apollo employees dated July 26, 2019.
[9]	See also Transcript of July 31, 2019 Apollo Earnings Call at 14; Black statement to Apollo employees dated July 26, 2019; Transcript of October 29, 2020 Apollo Earnings Call at 7.
[10]	See also Transcript of October 29. 2020 Apollo Earnings Call at 7.

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managed by the lead broker-dealer in March, 2011.11 Black did not recall that transaction almost a decade later. Dechert has further determined that in the early 2000’s, Financial Trust Company invested in two other entities, AP SHL Investors LLC and AP Technology Partners LLC, which are not Apollo funds and do not have any formal relationship with Apollo, but were formed by certain Apollo executives to explore investment opportunities that Apollo chose not to pursue.12 In addition, in 2011, Epstein, through Financial Trust Company, appears to have invested in Environmental Solutions World Wide (“ESWW”), a small emissions control company, alongside Black and certain Black family members. Dechert has also determined that Epstein unsuccessfully sought to pitch business opportunities to certain Apollo senior executives, none of which were pursued by Apollo or those executives. While these facts do not render any prior statements false or misleading, it is clear that the facts informing what it means to “do business with” or have a “relationship with” are perhaps more nuanced than might appear at first glance.

Regarding Epstein’s efforts to solicit business from Apollo or Apollo senior executives, Black stated in the July 31 Letter that he “never promoted Mr. Epstein’s services to other Apollo senior executives . . . .” Dechert’s investigation reflects that while Black did not try to pressure his co-founders to use Epstein, he did positively comment on the substantial value of Epstein’s services and, at Epstein’s repeated request, did try to introduce Epstein to his co-founders. In the end, neither co-founder hired Epstein or consulted with him on their personal matters. In light of these facts, the statement that Black “never promoted” Epstein is not false but could have been more precise. And it is clear that no Apollo employee other than Black ever seriously considered hiring Epstein, much less actually retained him.

[11]

The documentary record suggests that shares were transferred in 2013 to Southern Financial LLC, another entity affiliated with Epstein, where they remained through at least September 2019. It is unknown whether these shares continue to be held, directly or indirectly, by Epstein’s estate today.

[12]

Certain Apollo employees assisted with respect to the operational functions of these entities, such as assisting in the preparation of tax returns for the investors of the entities. However, witnesses agreed that these entities are not Apollo entities and Dechert has not reviewed any evidence that suggests Epstein had any role in these investments other than as a passive investor.